Contacts:	Robert Cirabisi	Dan Kaferle
	Computer Associates	Computer Associates
	Investor Relations	Public Relations
	(631) 342-4878	(631) 342-2111
	Robert.Cirabisi@ca.com	Daniel.Kaferle@ca.com

John Schoutsen
ACCPAC
Press and Analyst Relations
905-678-7959 x 305
john.schoutsen@accpac.com

CA ANNOUNCES AGREEMENT TO SELL ACCPAC SUBSIDIARY

Sale Completes CA Strategy To Exit Business Applications Market

ISLANDIA, NY, December 23, 2003 -- Computer Associates International, Inc. (NYSE; CA) today announced that it has entered into a definitive agreement to sell its 90 percent ownership of its ACCPAC International, Inc. subsidiary to The Sage Group, plc (Sage). The total value of the transaction is $110 million.   After transaction and other costs, CA will receive approximately $88 million in cash for its 90 percent share.

The sale is subject to regulatory approvals and is expected to close by the end of February. It culminates CA's multi-year effort to exit the business applications market and focus on the company's announced strategy of offering the industry's most complete management software portfolio.  ACCPAC specializes in accounting, CRM, HR, warehouse management, manufacturing, EDI, and point-of-sale software for small and medium-sized businesses.

"CA's strong commitment to addressing the enterprise management challenges of our customers has made us a world leader in our core management software markets," said CA Chairman and CEO Sanjay Kumar.  "The sale of ACCPAC to Sage supports that focus -- while providing opportunities for ACCPAC employees and transitioning customers to a company that is ideally positioned to care for them."

Financial Impact

The sale of ACCPAC is expected to result in a book gain of approximately $88 million before taxes, which will be recorded upon closing of the transaction.  The closing is expected in the company's fourth fiscal quarter ending March 31, 2004. The projected impact on operating (Non GAAP) earnings is expected to be immaterial in the December and March quarters.

As a result of the proposed sale, CA is required to present the assets and liabilities of ACCPAC as "Assets Held for Sale" pursuant to Financial Accounting Standards Board Statement Number 144 "Accounting for the Impairment or Disposal of Long-Lived Assets ".  Therefore, beginning December 31, 2003, these assets and liabilities will be presented separately on the balance sheet, and the income statement will reflect the operating results of ACCPAC as discontinued operations, net of taxes.  This change will cause CA's reported top-line revenue and related expenses to be reduced by ACCPAC's actual revenues and expenses, and CA's historical revenues and expenses will be reclassified accordingly. (Please refer to the table below for selected historical data related to ACCPAC.)

CA estimates that ACCPAC will generate approximately $28 million in revenue and incur $27 million of expenses before taxes for the quarter ending December 31, 2003.   As a result of the accounting treatment described above, CA's previous projections for revenue and expenses will be reduced by $28 million and $27 million, respectively, for that quarter.  There will be a similar impact on the quarter ending March 31, 2004.

ACCPAC, headquartered in Pleasanton, Calif., serves more than 540,000 business customers through more than 7,000 channel partners around the world.  The Sage Group, plc, headquartered in the U.K., is a leading international supplier of accounting and business management software solutions and services for small to medium-sized enterprises.  In North America, Sage is known as Best Software, Inc.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world's largest software companies, delivers software and services that enable organizations to manage their IT environments. Focus areas include network and systems management, storage and security management, portal and business intelligence, and application life cycle management. Founded in 1976, CA is headquartered in Islandia, NY, and operates in more than 100 countries. For more information on CA, please visit http://ca.com.

In addition to the historical information presented, certain statements in this release may constitute "forward-looking statements" that involve risks and uncertainties.  Actual results could differ materially from those projected or forecasted in the forward-looking statements.  Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; risks associated with changes in the way in which the company accounts for license revenue; the outcome of the previously reported and still ongoing joint investigation being conducted by the United States Attorney's Office for the Eastern District of New York and the Northeast Regional Office of the Securities and Exchange Commission concerning the Company's revenue recognition accounting practices the scope and outcome of which cannot be predicted, but which could include the institution of administrative, civil injunctive or criminal proceedings, the imposition of fines and penalties, suspension or debarment from governmental contract work, and/or other remedies and sanctions; the difficulty of making financial projections resulting from the significant percentage of CA's quarterly sales consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; the outcome of pending or future governmental inquiries; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at http://www.sec.gov.  CA assumes no obligation to update the information in this press release, except as otherwise required by law.

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© 2003 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
 Computer Associates International, Inc.
Selected Historical Financial Data Related To ACCPAC
 (In thousands)
(Unaudited)

	Year ended		Six Months ended
	March 31,		September 30,
Statement of Operations Data	2002	2003	2002	2003

Software Fees	$44,466	$45,618	$18,950	$23,777
Maintenance	33,939	43,109	20,237	25,238
Total Revenues	78,405	88,727	39,187	49,015
Total Costs	88,281	83,300	40,066	49,327
Income (loss) before taxes	$(9,876)	$ 5,427	$ (879)	$ (312)

	March 31,		Sept 30,
Balance Sheet and Other Data	2002	2003	2003

Total Assets	$65,259	$65,869	$54,007
Total Liabilities	67,343	57,683	45,426
Cash provided by operating activities (fytd)	2,358	21,027	4,703